(d)(7)(iii)

August 1, 2013

ING Series Fund, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:     Money Market Fund Expense Limitation Agreement for ING Money Market Fund

Ladies and Gentlemen:

In accordance with the Money Market Fund Expense Limitation Agreement between ING Investments, LLC (the “Investment Manager”), ING Investments Distributor, LLC (the “Distributor”), formerly ING Funds Distributor, LLC, and ING Series Fund, Inc. (the “Registrant”), on behalf of ING Money Market Fund (the “Fund”), a series of the Registrant, dated December 15, 2008 (the “Money Market Fund Expense Limitation Agreement”), the Distributor and the Investment Manager have contractually agreed to waive a portion of their distribution and/or shareholder servicing fees and advisory fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Fund in maintaining a yield of not less than zero.

By our execution of this letter agreement, intending to be legally bound hereby, the Distributor and the Investment Manager agree, from August 1, 2013 through August 1, 2014, to waive a portion of their distribution and/or shareholder servicing fees and advisory fees, as applicable, and to reimburse certain expenses of the Fund to the extent necessary to assist the Fund in maintaining a yield of not less than zero. Upon your acceptance, the Money Market Fund Expense Limitation Agreement will be modified to give effect to the foregoing by amending Schedule A of the Money Market Fund Expense Limitation Agreement. The Amended Schedule A is attached hereto.

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7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments Distributor, LLC ING Investments, LLC

August 1, 2013

Please indicate your agreement to this term extension by executing below in the place indicated. This letter agreement shall terminate upon termination of the Money Market Fund Expense Limitation Agreement.

ING Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

ING Investments Distributor, LLC

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

Agreed and Accepted:

ING Series Fund, Inc.

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

AMENDED SCHEDULE A

to the

MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT

ING SERIES FUND, INC.

OPERATING EXPENSE LIMITS

Name of Fund	Expiration of Term of Money Market Fund Expense Limitation Agreement
ING Money Market Fund	Term Expires August 1, 2014

/s/ HE

HE

Date Last Amended: August 1, 2013